Exhibit (a)(1)(A)

AMKOR TECHNOLOGY, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of the prospectus relating to the
Amkor Technology, Inc. 1998 Stock Plan, as amended and restated August 24, 2005, covering securities that have been registered under the Securities Act of 1933, as amended.
NOVEMBER 22, 2006

AMKOR TECHNOLOGY, INC.
Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at
5:00 p.m., Mountain Time, on December 21, 2006 unless we extend them.

     By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible option holders holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and receive cash payments (we refer to this as the “offer”). Each eligible option holder holding eligible options will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option, if amended, a description of any potential cash payments and other relevant information.
     Amkor Technology, Inc. has determined that certain of your stock options granted after July 1, 2004 were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). These consequences include income inclusion at vesting, an additional 20% penalty tax and interest charges. If you elect to participate in this offer, your eligible options will no longer be subject to the adverse tax consequences under Section 409A.
     You are an “eligible option holder” only if you are (1) subject to taxation in the United States and (2) hold otherwise eligible options to purchase common stock of Amkor Technology, Inc., which remain outstanding on the last date on which this offer remains open for acceptance. You do not need to be an active employee or other service provider of Amkor Technology, Inc. or our subsidiaries (collectively referred to as “Amkor,” the “Company,” “we,” “our,” or “us”) in order to be an eligible option holder.
     An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:
•	the option was granted under the Amkor Technology, Inc. 1998 Stock Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was granted after July 1, 2004;

•	the option was unvested as of December 31, 2004; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance (the expiration date).
     If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:
     1. Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Amkor on the option’s measurement date for financial reporting purposes. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options; and

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     2. For each option amended in this offer, you will receive a cash payment, less applicable tax withholding, on or promptly following January 2, 2007 equal to the difference between the new exercise price per share of the amended option, and the original exercise price per share, multiplied by the number of unexercised shares of Amkor common stock subject to the amended option in the manner described below. Your Addendum will list the number of unexercised shares subject to your option, as well as the cash payment you will be entitled to receive for each eligible option you elect to have amended.
Amended Options and Cash Payments
     If you elect to participate in this offer to amend, the eligible option will be amended on the date that this offer expires (currently expected to be December 21, 2006) and you will receive a promise to make payments promptly after the expiration of the offer. Each amended option will be subject to option agreements between you and the Company, as amended by this offer. Any amended option you receive will continue to be subject to the same vesting schedule.
     Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment for the eligible options you elected to have amended. Cash payments will be paid on or promptly following January 2, 2007 and all such payments will be subject to applicable tax withholding. Cash payments will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on or promptly following January 2, 2007, regardless of whether the eligible option is vested and regardless of whether or not you are providing services to us then.
Other Matters
     The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend. You are not required to accept this offer.
     Our common stock is traded on the Nasdaq Global Select Market under the symbol “AMKR.” On November 16, 2006 the closing price of our common stock was $9.69 per share. Before deciding to participate in this offer, you should evaluate current market quotes for our common stock, among other risks of participating in this offer.
     See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT — ACTION ITEMS TO PARTICIPATE
     If you participate in this offer, you must complete and sign the attached election form, and return it before 5:00 p.m., Mountain Time, on December 21, 2006, via fax or e-mail to:
Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com
     Only responses that are complete, signed, and actually received by Tammy Honnas by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. Amkor intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Amkor has received your response, you must confirm that we have received your election form and/or any withdrawal form. Responses may be submitted only via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.

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     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     Amkor has prepared communications regarding this offer and will provide general tax information to eligible option holders with respect to this offer. Amkor will not provide tax advice specific to an individual’s circumstances. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct general questions about the terms of this offer to:
Jerry Allison
Amkor Technology, Inc.
Tel: (480) 821-5000
Fax: (480) 821-2616
E-Mail: 409A@amkor.com
Offer to Amend the Exercise Price of Certain Options, dated November 22, 2006.
     You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. Some state jurisdictions may also impose additional taxes with respect to your eligible options. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

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TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2
RISKS OF PARTICIPATING IN THE OFFER		16
THE OFFER		32
1.	Eligibility	32
2.	Number of options and amount of consideration; expiration date	32
3.	Purpose of the offer	34
4.	Procedures for electing to participate in this offer	35
5.	Withdrawal rights and change of election	37
6.	Acceptance of options for amendment, issuance of cash payments, and amended options	38
7.	Conditions of the offer	39
8.	Price range of shares underlying the options	41
9.	Source and amount of consideration; terms of amended options	41
10.	Information concerning the Company	45
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	46
12.	Status of options amended by us in the offer; accounting consequences of the offer	47
13.	Legal matters; regulatory approvals	47
14.	Material United States federal income tax consequences	47
15.	Extension of offer; termination; amendment	50
16.	Fees and expenses	51
17.	Additional information	51
18.	Financial Statements	52
19.	Miscellaneous	52

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying e-mail from James J. Kim dated November 22, 2006, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?	4
Q2.	Why is Amkor making this offer?	5
Q3.	Who is eligible to participate in this offer?	5
Q4.	Which options are eligible for amendment in this offer?	5
Q5.	How do I participate in this offer?	6
Q6.	If I decide to participate in the offer, what will happen to my current eligible options?	7
Q7.	What will I receive in return for my options?	7
Q8.	When will I receive my amended options and cash payments?	8
Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?	8
Q10.	Am I required to participate in this offer?	8
Q11.	Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?	9
Q12.	When will my amended options vest?	9
Q13.	Will the terms and conditions of my amended options be the same as my original options?	9
Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?	9
Q15.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?	9
Q16.	Are there any positive or negative tax consequences to my participation in the offer?	10
Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	11
Q18.	How will Amkor confirm to me that my election form or withdrawal form has been received?	11
Q19.	Can I accept this offer with respect to shares of Amkor common stock that I previously acquired upon exercise of options?	11
Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	11
Q21.	What are the accounting consequences of the offer?	12
Q22.	How does Amkor determine whether I have properly accepted this offer?	12
Q23.	When will my amended options expire?	12
Q24.	Will I receive any paperwork indicating my options have been amended?	12
Q25.	Are there any conditions to this offer?	12
Q26.	If you extend the offer, how will you notify me?	12
Q27.	How will you notify me if the offer is changed?	12
Q28.	Can I change my mind and withdraw from this offer?	13
Q29.	How do I withdraw my election?	13
Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?	13

Q31.	Can I change my mind about which options with respect to which I want to accept this offer?	13
Q32.	How should I decide whether or not to accept this offer with respect to my eligible options?	14
Q33.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	14
Q34.	Will my amended options remain nonstatutory stock options for United States tax purposes?	14
Q35.	Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?	15
Q36.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	15

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible option holders to elect to have certain outstanding options (granted after July 1, 2004) amended and receive a cash payment. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.
•	“amended options” refers to eligible options that are amended pursuant to this offer.

•	“amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price. We expect that the amendment date will be December 21, 2006, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be similarly extended.

•	“Addendum” refers to the document that will be provided to each eligible option holder. The Addendum will list eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the option, the new exercise price if the option is amended and the cash payment related to the eligible option if it is amended.

•	“eligible option holder” refers to all individuals who (1) are subject to United States taxation and (2) hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance.

•	“eligible options” refers to all options (granted after July 1, 2004) with respect to which you may accept this offer in exchange for amended options and cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•	“executive officers” refers to those officers of Amkor listed on Schedule A, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	“expiration date” refers to the date that this offer expires. The expiration date will be December 21, 2006 at 5:00 p.m., Mountain Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase Amkor common stock. An amended option’s new exercise price will be equal to fair market value of a share of Amkor common stock on the applicable eligible option’s measurement date for financial reporting purposes. Your Addendum will list this new exercise price for each of your eligible options should you accept this offer with respect to such options.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on November 22, 2006, and end at 5:00 p.m., Mountain Time, on December 21, 2006, unless the offer is extended.

•	“option” refers to an option to purchase one or more shares of our common stock.

•	“original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 7. Your Addendum will list the original exercise price of each of your eligible options.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the tax regulations thereunder, issued pursuant to the American Jobs Creation Act of 2004.

Q2.	Why is Amkor making this offer?

A2.	It has been determined that certain options granted under the Amkor Technology, Inc. 1998 Stock Plan were issued with an exercise price less than the fair market value of the underlying Amkor common stock option on the measurement date for financial reporting purposes. Unfortunately, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject the eligible option holders to unfavorable tax consequences. If the eligible options are amended and cash payment distributed, the unfavorable tax consequences as described in Section 14 of this Offer to Amend, will be eliminated. (See Section 3)

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services for Amkor and its parent and subsidiary companies, and to promote the success of our business.

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are (1) subject to United States taxation and (2) hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance. (See Section 1)

You do not need to be an active employee or other service provider of the Company in order to be an eligible option holder. However, if you are no longer an active employee or other service provider of the Company, your options will have ceased to vest in accordance with their terms and you will be eligible to participate in this offer only if you hold eligible options that have vested and remain outstanding as of the last date on which this offer remains open for acceptance. (See Section 1)

Q4.	Which options are eligible for amendment in this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:
•	the option was granted under the Amkor Technology, Inc. 1998 Stock Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was granted after July 1, 2004;

•	the option was unvested as of December 31, 2004; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance (the expiration date).

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Mountain Time, on December 21, 2006 (the expiration date):
1.	Properly complete and sign the attached election form.

2.	Fax or e-mail the completed and signed election form to:
Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com
If you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of each eligible option grant with respect to which you participate. In other words, you must accept the offer with respect to all the shares subject to a particular eligible option grant, but not necessarily with respect to all your eligible option grants, if you hold more than one eligible option grant. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible option grants, the new exercise price that will apply if the eligible option is amended, and the cash payment you will receive for the eligible option if it is amended. If you hold an option that is not listed on the Addendum, the option is not an eligible option.
This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in good order or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made. (See Section 4)
Your election to participate becomes irrevocable after 5:00 p.m., Mountain Time, on December 21, 2006, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your options by 10:00 p.m., Mountain Time, on January 22, 2007, you may withdraw your election at any time thereafter.
We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Mountain Time, on the U.S. business day following the previously scheduled expiration date.
If you participate in this offer, you must complete and sign the attached election form, and return it before 5:00 p.m., Mountain Time, on December 21, 2006, via fax or e-mail to:
Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com

Only responses that are complete, signed, and actually received by Tammy Honnas by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. Amkor intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Amkor has received your response, you must confirm that we have received your election form and/or any withdrawal form. Responses may be submitted only via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.

Q6.	If I decide to participate in the offer, what will happen to my current eligible options?

A6.	If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer). The expiration date will be December 21, 2006, unless the offer period is extended. As of that same date, you will become entitled to receive the cash payment described below, less applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the Amkor Technology, Inc. 1998 Stock Plan under which the original option was granted, and to an amended option agreement between you and the Company. (See Section 6)

Q7.	What will I receive in return for my options?

A7.	If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:
1.	Your eligible option will be amended to increase the original exercise price per share to the new exercise price. The new exercise price will be the fair market value of a share of Amkor common stock on the option’s measurement date for financial reporting purposes.

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Addendum will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options.

2.	For each option amended in this offer, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

Your Addendum will list the number of unexercised shares subject to your eligible option, as well as the cash payment you will be entitled to receive for each eligible option you elect to have amended.
For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example
You were granted an option on October 27, 2004 to purchase 10,000 shares of Amkor common stock with an exercise price per share equal to $4.93 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of Amkor common stock was $5.71 per share. As of the offer expiration date, you had not exercised any portion of the option.
1. The option to purchase 10,000 shares will be amended to increase the exercise price to $5.71 per share.
2. A cash payment of $7,800 ($5.71 minus $4.93 multiplied by 10,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, payable on or promptly following January 2, 2007.

Q8.	When will I receive my amended options and cash payments?

A8.	Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be December 21, 2006. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, we will send you a letter or other paperwork regarding your amended options. (See Section 6)

Any cash payment owed to you will be paid to you, less any applicable tax withholding, on or promptly following January 2, 2007. Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment for the eligible options with respect to which you have elected to accept this offer. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?

A9.	The proposed regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to eligible option holders who participate in the offer is in January 2007.

Q10.	Am I required to participate in this offer?

A10.	No. Participation in this offer is completely voluntary.

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please also see Question and Answers 15 and 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you do participate in this offer, with respect to each eligible option grant that you elect to have amended in this offer, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant, to the extent that such shares vested after December 31, 2004 and except as described in Question and Answer 33. (See Section 2)

Q11.	Once my options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?

A11.	No. Once the offer has expired and your election with respect to options has been accepted, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that the offer expires. (See Section 2)

You also do not need to do anything in order to receive your cash payments for your eligible options. The cash payment for these options will be made on or promptly following January 2, 2007. Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive a cash payment for these options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Q12.	When will my amended options vest?

A12.	If your options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to your continued service to us through each relevant vesting date. (See Section 9)

Q13.	Will the terms and conditions of my amended options be the same as my original options?

A13.	Yes. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options. (See Sections 2, 9 and 14)

Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

A14.	If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. Your options instead will terminate upon exercise in accordance with their terms. (See Question and Answer 15)

Q15.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my options are not accepted?

A15.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. As described in Question and Answer 2, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14)

Q16.	Are there any positive or negative tax consequences to my participation in the offer?

A16.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A of the United States Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”) and proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition, an additional 20% tax and interest penalty. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the eligible option holders to income recognition before the options are exercised and would subject the eligible option holders to the additional 20% tax. It is likely that the eligible option holders would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”). Because the proposed tax regulations do not explicitly address this, it is unclear how the additional 20% tax will be calculated, but we think that it is likely that the amount of the spread will be subject to the 20% tax when the options vest and it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed as well.

Amkor cannot guarantee any particular tax results related to your options at this time due to the uncertainty of the proposed tax regulations. However, Amkor will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Example: You hold options to purchase 10,000 shares of Amkor common stock with an original exercise price per share of $4.93 that were granted at a time when the fair market value of a share of Amkor common stock on the option's measurement date for financial reporting purposes was $5.71. On January 1, 2007 a total of 2,500 of the shares subject to the option vest and on such date the per share fair market value of the Amkor’s common stock is $9.21. Upon the vesting date, you may have taxable income equal to $10,700 (the difference between $9.21 and $4.93 multiplied by the 2,500 shares that vest) and owe an additional $2,140 due to the 20% tax (20% of $10,700). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer. On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments. (See Section 14) In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)

Uncertainty

Unfortunately, the Internal Revenue Service (the “IRS”) has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our eligible option holders regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Please see Schedules C, D and E of this Offer to Amend, as applicable, for a description of these tax consequences. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A17.	No. If you choose to accept this offer with respect to an eligible option and your option is amended, you will receive an amended option and cash payment in accordance with Sections 2 and 6 of this offer.

However, your option will not be amended and cash payment will not be made if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Select Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q18.	How will Amkor confirm to me that my election form or withdrawal form has been received?

A18.	Amkor intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, we recommend that you confirm that we have received your election form and/or any withdrawal form.

Q19.	Can I accept this offer with respect to shares of Amkor common stock that I previously acquired upon exercise of options?

A19.	No. This offer relates only to outstanding options to purchase Amkor common stock; specifically, the offer relates to certain Amkor outstanding options that were granted under the Amkor Technology, Inc. 1998 Stock Plan. You may not accept this offer with respect to any other shares of Amkor common stock or other options to purchase Amkor common stock. (See Section 2)

Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A20.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q21.	What are the accounting consequences of the offer ?

A21.	The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original options as of the end of the offer period, recognized over the remaining requisite service period. We will also recognize compensation expense for financial reporting purposes, at the end of the offer period, in the aggregate amount of cash payments that become payable pursuant to the terms of the offer. (See Section 12)

Q22.	How does Amkor determine whether I have properly accepted this offer?

A22.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in good order or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn by you, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q23.	When will my amended options expire?

A23.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment or other service with the Company. (See Section 9)

Q24.	Will I receive any paperwork indicating my options have been amended?

A24.	Yes. Promptly after the expiration of the offer, the Company will send you a Promise to Make Cash Payment and Option Amendment regarding your amended options. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. However, the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. (See Section 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, e-mail, or other form of communication disclosing the extension no later than 6:00 a.m., Mountain Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, e-mail, or other form of communication disclosing the change no later than 6:00 a.m., Mountain Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. However, if we have not accepted your election by 10:00 p.m., Mountain Time, on January 22, 2007, you may withdraw your tendered options at any time thereafter. (See Section 5)

Q29.	How do I withdraw my election?

A29.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:
1.	Properly complete and sign the attached withdrawal form.

2.	Fax or e-mail the completed and signed withdrawal form to:
Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com

Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form. (See Section 5)

Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A30.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q31.	Can I change my mind about which options with respect to which I want to accept this offer?

A31.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and faxing or e-mailing a withdrawal form to:
Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com

If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q32.	How should I decide whether or not to accept this offer with respect to my eligible options?

A32.	We understand that the decision whether or not to accept this offer with respect to your eligible options will be a challenging one for many eligible option holders. The program does carry risk (see “Risks of Participating in the Offer” on page 16 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14), than what we are offering as consideration in the offer. For example, it is possible that the Section 409A rules could be changed in a manner more favorable to you. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. You may also contact Jerry Allison at Amkor with any general questions regarding the terms of this offer. (See Section 3)

Q33.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A33.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not a current or former employee or other service provider of Amkor beneficially owns a portion of that option grant, you may accept this offer with respect to only the eligible portion beneficially owned by you. Any portion beneficially owned by a person who is not a current or former employee or other service provider of Amkor is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible option holder). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

For instance, if you are an eligible option holder and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this offer with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant. (See Section 2)

Q34.	Will my amended options remain nonstatutory stock options for United States tax purposes?

A34.	Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q35.	Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?

A35.	No, ESPP shares are not impacted by Section 409A or this offer.

Q36.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A36.	If you need additional copies of the offer documents or the election or withdrawal Forms, you should contact:
Tammy Honnas
Amkor Technology, Inc.
Phone: (480) 821-5000
Fax: (480) 722-0676
E-mail: 409A@amkor.com
For general questions concerning this offer, please contact:
Jerry Allison
Amkor Technology, Inc.
Tel: (480) 821-5000
Fax: (480) 821-2616
E-Mail: 409A@amkor.com

RISKS OF PARTICIPATING IN THE OFFER
          Participating in the offer involves a number of risks, including those described below. This list and items discussed in “Risk Factors that may Affect Future Operating Performance” set forth in Amkor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and in Amkor’s SEC reports filed after that report, which are incorporated herein by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.
          In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
          The following discussion should be read in conjunction with the financial statements and notes to the financial statements incorporated herein by reference, as well as our most recent Forms 10-K/A, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.
Risk Factors That May Affect Future Operating Performance
          The matters relating to the Special Committee’s review of our historical stock option granting practices and the restatement of our consolidated financial statements has resulted in expanded litigation and regulatory proceedings against us and may result in future litigation, which could have a material adverse effect on us.
          On July 24, 2006, we established a Special Committee, consisting of independent members of the Board of Directors, to conduct a review of our historical stock option granting practices during the period from our initial public offering on May 1, 1998 through the present. As described in Part I, Item 2 of our most recent Quarterly Report on Form 10-Q, the Special Committee has identified a number of occasions on which the measurement date used for financial accounting and reporting purposes for stock options granted to certain of our employees was different from the actual grant date. To correct these accounting errors, we amended our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, to restate the consolidated financial statements contained in those reports. The review of our historical stock option granting practices, related activities and the resulting restatements, have required us to incur substantial expenses for legal, accounting, tax and other professional services and have diverted our management’s attention from our business and could in the future adversely affect our business, financial condition, results of operations and cash flows.

          Our historical stock option granting practices and the restatement of our prior financial statements have exposed us to greater risks associated with litigation and regulatory proceedings. The complaints in several of our existing litigation matters were recently amended to include allegations relating to stock option grants. In addition, the scope of the existing SEC investigation that began in August 2005 has been expanded to include an investigation into our historical stock option grant practices. We cannot assure you that this current litigation, the SEC investigation or any future litigation or regulatory action will result in the same conclusions reached by the Special Committee. The conduct and resolution of these matters will be time consuming, expensive and distracting from the conduct of our business. Furthermore, if we are subject to adverse findings in any of these matters, we could be required to pay damages or penalties or have other remedies imposed upon us which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
          We could also become subject to litigation brought on behalf of purchasers of the debt securities issued in our May 2006 public offering because of the subsequent restatement of the consolidated financial statements contained in the related registration statements as a result of the stock option accounting errors mentioned above.
          Finally, as a result of our delayed filing of Form 10-Q for the quarter ended June 30, 2006, we will be ineligible to register our securities on Form S-3 for sale by us or resale by others until we have timely filed all periodic reports under the Securities Exchange Act of 1934 for one year from the date the Form 10-Q for the quarter ended June 30, 2006 was due. We may use Form S-1 to raise capital or complete acquisitions, which could increase transaction costs and adversely impact our ability to raise capital or complete acquisitions of other companies in a timely manner.
          Pending SEC Investigation — The Pending SEC Investigation Could Adversely Affect Our Business and the Trading Price of Our Securities.
          In August 2005, the SEC issued a formal order of investigation regarding certain activities with respect to Amkor securities. We previously announced that the primary focus of the investigation appears to be activities during the period from June 2003 to July 2004. We believe that the investigation in part relates to transactions in Amkor’s securities by certain individuals, and that the investigation may in part relate to whether tipping with respect to trading in Amkor securities occurred. The matters at issue involve activities with respect to Amkor securities during the subject period by certain insiders or former insiders and persons or entities associated with them, including activities by or on behalf of certain current and former members of the Board of Directors and Amkor’s Chief Executive Officer.
          In July 2006, the Board of Directors established a Special Committee to review Amkor’s historical stock option practices and informed the SEC of these efforts. The SEC informed us that it is expanding the scope of its investigation and has requested that Amkor provide documentation related to these matters. We have cooperated fully with the SEC on the formal investigation and the informal inquiry that preceded it. We cannot predict the outcome of the investigation. In the event that the investigation leads to SEC action against any current or former officer or director of Amkor, or Amkor itself, our business (including our ability to complete financing transactions) or the trading price of our securities may be adversely impacted. In addition, if the SEC investigation continues for a prolonged period of time, it may have the same impact regardless of the ultimate outcome of the investigation.
          Dependence on the Highly Cyclical Semiconductor and Electronic Products Industries — We Operate in Volatile Industries, and Industry Downturns Harm Our Performance.
          Our business is tied to market conditions in the semiconductor industry, which is cyclical by nature. The semiconductor industry has experienced significant, and sometimes prolonged, downturns. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for subcontracted packaging and test services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as consumer electronic products, telecommunication devices, or computing devices could have a material adverse effect on our business and operating results. If current industry conditions deteriorate, we could suffer significant losses, as we have in the past, which could materially impact our business, results of operations and financial condition.
          High Fixed Costs — Due to Our High Percentage of Fixed Costs, We Will Be Unable to Maintain Our Gross Margin at Past Levels if We Are Unable to Achieve Relatively High Capacity Utilization Rates.
          Our operations are characterized by relatively high fixed costs. Our profitability depends in part not only on pricing levels for our products and services, but also on the utilization rates for our testing and packaging equipment, commonly referred to as “capacity utilization rates.’’ In particular, increases or decreases in our capacity utilization rates can significantly affect gross margins since the unit cost of testing and packaging services generally decreases as fixed costs are allocated over a larger number of units. In periods of low demand, we experience relatively low capacity utilization rates in our operations, which lead to reduced margins during that period. During most of 2005, we experienced lower than optimum utilization rates in our operations due to a decline in worldwide demand for our testing and packaging services, which led to significantly reduced margins during that period. Although our capacity utilization rates have improved recently, we cannot assure you that we will be able to continue to achieve or maintain relatively high capacity utilization rates, and if we fail to do so, our gross margins may decrease. If our gross margins decrease, our results of operations and financial condition could be materially adversely affected.
          In addition, our fixed operating costs have increased in part as a result of our efforts to expand our capacity through acquisitions, including the acquisition of certain operations and assets in Shanghai, China and Singapore from IBM and Xin Development Co., Ltd. in May 2004, and the acquisition of capital stock of Unitive and UST in August 2004. We are also expending significant capital resources in connection with the opening of a wafer bumping facility in Singapore in 2006, which will further increase our fixed costs. In the event that forecasted customer demand for which we have made and, on a more limited basis, expect to make advance capital expenditures does not materialize, our sales may not adequately cover our substantial fixed costs resulting in reduced profit levels or causing significant losses both of which may adversely impact our liquidity, results of operations and financial condition. Additionally, we could suffer significant losses if current industry conditions deteriorate, which could materially impact our business including our liquidity.
          Fluctuations in Operating Results and Cash Flows — Our Operating Results and Cash Flows Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control.
          Many factors could materially and adversely affect our net sales, gross profit, operating results and cash flows, or lead to significant variability of quarterly or annual operating results. Our profitability and ability to generate cash from operations is principally dependent upon demand for semiconductors, the utilization of our capacity, semiconductor package mix, the average selling price of our services and our ability to control our costs including labor, material, overhead and financing costs.
          Our operating results and cash flows have varied significantly from period to period. Our net sales, gross margins, operating income and cash flows have historically fluctuated significantly as a result of the following factors, many of which we have little or no control over and which we expect to continue to impact our business:
•	fluctuation in demand for semiconductors and conditions in the semiconductor industry;

•	changes in our capacity utilization;

•	changes in average selling prices;

•	changes in the mix of semiconductor packages;

•	evolving package and test technology;

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity;

•	changes in costs, availability and delivery times of raw materials and components;

•	changes in labor costs to perform our services;

•	the timing of expenditures in anticipation of future orders;

•	changes in effective tax rates;

•	the availability and cost of financing;

•	intellectual property transactions and disputes;

•	high leverage and restrictive covenants;

•	warranty and product liability claims;

•	costs associated with litigation judgments and settlements;

•	international events or environmental or natural events, such as earthquakes, that impact our operations;

•	difficulties integrating acquisitions; and

•	our ability to attract qualified employees to support our geographic expansion.
          We have historically been unable to accurately predict the impact of these factors upon our results for a particular period. These factors, as well as the factors set forth below which have not significantly impacted our recent historical results, may impair our future business operations and may materially and adversely affect our net sales, gross profit, operating results and cash flows, or lead to significant variability of quarterly or annual operating results:
•	loss of key personnel or the shortage of available skilled workers;

•	rescheduling and cancellation of large orders; and

•	fluctuations in our manufacturing yields.
          Guidance — Our Failure to Meet Our Guidance or Analyst Projections Could Adversely Impact the Trading Prices of Our Securities
          We periodically provide guidance to investors with respect to certain financial information for future periods. Securities analysts also periodically publish their own projections with respect to our future operating results. As discussed above under “Fluctuations in Operating Results and Cash Flows — Our Operating Results and Cash Flows Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control,’’ our operating results and cash flow vary significantly and are difficult to accurately predict. To the extent we fail to meet or exceed our own guidance or the analyst projections for any reason, the trading prices of our securities may be adversely impacted. Moreover, even if we do meet or exceed that guidance or those projections, the analysts and investors may not react favorably and the trading prices of our securities may be adversely impacted.

          Declining Average Selling Prices — The Semiconductor Industry Places Downward Pressure on the Prices of Our Products.
          Prices for packaging and test services have generally declined over time. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages, by negotiating lower prices with our material vendors, recovering material cost increases from some of our customers, and by driving engineering and technological changes in our packaging and test processes which resulted in reduced manufacturing costs. Although the average selling prices of some of our products have increased in recent periods, we expect general downward pressure on average selling prices for our packaging and test services in the future. If we are unable to offset a decline in average selling prices, including developing and marketing new packages with higher prices, reducing our purchasing costs, recovering more of our material cost increases from our customers and reducing our manufacturing costs, our future operating results will suffer.
          Decisions by Our IDM Customers to Curtail Outsourcing May Adversely Affect Our Business.
          Historically, we have been dependent on the trend in outsourcing of packaging and test services by integrated device manufacturers (“IDM’’). Our IDM customers continually evaluate the outsourced services against their own in-house packaging and test services. As a result, at any time, and for a variety of reasons, IDMs may decide to shift some or all of their outsourced packaging and test services to internally sourced capacity.
          The reasons IDMs may shift their internal capacity include:
•	their desire to realize higher utilization of their existing test and packaging capacity, especially during downturns in the semiconductor industry;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced packaging and testing technologies; and

•	the guaranteed availability of their own packaging and test capacity.
          Furthermore, to the extent we continue to limit capacity commitments for certain customers, these customers may begin to increase their level of in-house packaging and test capabilities, which could adversely impact our sales and profitability and make it more difficult for us to regain their business when we have available capacity. Any shift or a slowdown in this trend of outsourcing packaging and test services is likely to adversely affect our business, financial condition and results of operations.
          In a downturn in the semiconductor industry, IDMs may be especially likely to respond by shifting some outsourced packaging and test services to internally serviced capacity on a short term basis. This would have a material adverse effect on our business, financial condition and results of operations, especially during a prolonged industry downturn.
          High Leverage and Restrictive Covenants — Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us from Fulfilling Our Obligations.
          Substantial Leverage. We now have, and for the foreseeable future will continue to have, a significant amount of indebtedness. As of September 30, 2006, our total debt balance was $2,027.8 million, of which $200.6 million was classified as a current liability. In addition, despite current debt levels, the terms of the indentures governing our indebtedness allow us or our subsidiaries to incur more debt, subject to certain limitations. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.
          Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. The agreements also impose affirmative covenants on us including financial reporting obligations. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants. Bondholder groups may be aggressive and may attempt to call defaults for technical violations of covenants that have little or nothing to do with our financial performance in an effort to extract consent fees from us or to force a refinancing. A default and acceleration under one debt instrument may also trigger cross-acceleration under our other debt instruments. A default or event of default under one or more of our revolving credit facilities would also preclude us from borrowing additional funds under such facilities. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.
          For example, on August 11, 2006, we received a letter dated August 10, 2006 from U.S. Bank National Association (“US Bank’’) as trustee for the holders of our 5% Convertible Subordinated Notes due 2007, 10.5% Senior Subordinated Notes due 2009, 9.25% Senior Notes due 2008, 9.25% Senior Notes due 2016, 6.25% Convertible Subordinated Notes due 2013, 7.75% Senior Notes due 2013 and 2.5% Convertible Senior Subordinated Notes due 2011 stating that US Bank, as trustee, had not received our financial statements for the quarter ended June 30, 2006 and that we have 60 days from the date of the letter to file our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 or it will be considered an “Event of Default” under the indentures governing each of the above-listed notes.
          On the same day we received a letter from Wells Fargo Bank National Association (“Wells Fargo’’), as trustee for our 7.125% Senior Notes due 2011, stating that we failed to file our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, demanding that we immediately file such quarterly report and indicating that unless we file a Form 10-Q within 60 days after the date of such letter, it will ripen into an “Event of Default’’ under the indenture governing our 7.125% Senior Notes due 2011.
          We cured the alleged defaults described the US Bank and Wells Fargo letters by filing our Quarterly Report for the quarter ended June 30, 2006 within the 60 day period and avoided the occurrence of an alleged “Event of Default”. However, had we not filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 within the requisite period, the bondholders may have been able to accelerate all outstanding amounts under the above listed notes, which could have resulted in a material adverse effect.

          Our substantial indebtedness could:
•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.
          History of Losses.
          Although we achieved net income and positive operating cash flow in the first half of 2006, we have had net losses in four of the previous five years and negative operating cash flow in several previous quarters. There is no assurance that we will be able to sustain our current profitability or avoid net losses in the future.
          Ability to Fund Liquidity Needs.
          We operate in a capital intensive industry. Servicing our current and future customers requires that we incur significant operating expenses and continue to make significant capital expenditures, which are generally made in advance of the related revenues and without any firm customer commitments. During 2005, we had capital additions of $294.8 million and in 2006 we currently anticipate making capital additions of approximately $300 million, which estimate is subject to adjustment based on business conditions. In addition, we have a significant level of debt, with $2,027.8 million outstanding at September 30, 2006, $200.6 million of which is current. The terms of such debt require significant scheduled principal payments in the coming years, including $32.1 million due during the remainder of 2006, $176.1 million due in 2007, $109.4 million due in 2008, $33.7 million due in 2009, $311.8 million due in 2010 and $1,364.7 million due thereafter. The interest payments required on our debt are also substantial. For example, for the nine months ended September 30, 2006, our total interest paid was $121.1 million. (See Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Additions and Contractual Obligations’’ of our most recent Quarterly Report on Form 10-Q for a summary of principal and interest payments.) The source of funds to fund our operations, including making capital expenditures and servicing principal and interest obligations with respect to our debt, are cash flows from our operations, current cash and cash equivalents, borrowings under available debt facilities, or proceeds from any additional debt or equity financing. As of September 30, 2006, we had cash and cash equivalents of $190.6 million and $99.8 million available under our senior secured revolving credit facility.
          We assess our liquidity based on our current expectations regarding sales, operating expenses, capital spending and debt service requirements. Based on this assessment, we believe that our cash flow from operating activities together with existing cash and cash equivalents and availability under our senior secured revolving credit facility will be sufficient to fund our working capital, capital expenditure and debt service requirements through September 30, 2007, including retiring the remaining $142.4 million of our 5.0% convertible subordinated notes at maturity in March 2007. Thereafter, our liquidity will continue to be affected by, among other things, the performance of our business, our capital expenditure levels and our ability to repay debt out of our operating cash flow or refinance the debt with the proceeds of debt or equity offerings at or prior to maturity. If our performance or access to the capital markets differs materially from our expectations, our liquidity may be adversely impacted.

          There is no assurance that we will generate the necessary net income or operating cash flows to meet the funding needs of our business in the future due to a variety of factors, including the cyclical nature of the semiconductor industry and the other factors discussed in this “Risk Factors’’ section. If we are unable to do so, our liquidity would be adversely affected and we would consider taking a variety of actions, including: reducing our operating expenses (including closing facilities and reducing the size of our work force) and capital additions to levels appropriate to support our incoming business, raising additional equity, borrowing additional funds, refinancing existing indebtedness or taking other actions. There can be no assurance, however, that we will be able to successfully take any of these actions, including adjusting our expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing refinancings on any terms or on terms that are acceptable to us. Our inability to take these actions as and when necessary would materially adversely affect our liquidity, results of operations and financial condition.
          Absence of Backlog — The Lack of Contractually Committed Customer Demand May Adversely Affect Our Sales.
          Our packaging and test business does not typically operate with any material backlog. Our quarterly net sales from packaging and test services are substantially dependent upon our customers’ demand in that quarter. None of our customers have committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period, in any material amount. In addition, our customers often reduce, cancel or delay their purchases of packaging and test services for a variety of reasons including industry-wide, customer-specific and Amkor-related reasons. Recently, our customers’ demand for our services has increased; however, we cannot predict if this demand trend will continue and the forecasted demand will materialize. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may not be able to adjust costs in a timely manner to compensate for any sales shortfall. If we are unable to do so, it would adversely affect our margins, operating results, cash flows and financial condition. If customer demand does not materialize as anticipated, our net sales, margins, operating results, cash flows and financial condition will be materially and adversely affected.
          Risks Associated With International Operations — We Depend on Our Factories and Operations in China, Japan, Korea, the Philippines, Singapore and Taiwan. Many of Our Customers’ and Vendors’ Operations Are Also Located Outside of the U.S.
          We provide packaging and test services through our factories and other operations located in the China, Japan, Korea, the Philippines, Singapore and Taiwan. Moreover, many of our customers’ and vendors’ operations are located outside the U.S. The following are some of the risks inherent in doing business internationally:
•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences resulting from changes in tax laws.

          Difficulties Expanding and Evolving Our Operational Capabilities — We Face Challenges as We Integrate New and Diverse Operations and Try to Attract Qualified Employees to Support Our Operations.
          We have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. For example, each business we have acquired had, at the time of acquisition, multiple systems for managing its own production, sales, inventory and other operations. Migrating these businesses to our systems typically is a slow, expensive process requiring us to divert significant amounts of resources from multiple aspects of our operations. This growth has strained our managerial, financial, plant operations and other resources. Future expansions may result in inefficiencies as we integrate new operations and manage geographically diverse operations. Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom may be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel, including senior management, as a result of competition or for any other reason. Additionally, as part of our ongoing strategic planning, we evaluate our management team and engage in long-term succession planning in order to ensure orderly replacement of key personnel. We cannot assure you that we will be successful in these efforts or in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.
          Dependence on Materials and Equipment Suppliers — Our Business May Suffer If The Cost, Quality or Supply of Materials or Equipment Changes Adversely.
          We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes, laminate substrates and gold wire, from a limited group of suppliers. Furthermore, we purchase the majority of our materials on a purchase order basis. From time to time, we enter into supply agreements, generally up to one year in duration, to guarantee supply to meet projected demand. Our business may be harmed if we cannot obtain materials and other supplies from our vendors in a timely manner, in sufficient quantities, in acceptable quality or at competitive prices.
          We need to purchase new packaging and testing equipment if we decide to expand our operations (sometimes in anticipation of expected market demand), to manufacture some new types of packaging, perform some different testing or to replace equipment that breaks down or wears out. From time to time, increased demand for new equipment may cause lead times to extend beyond those normally required by equipment vendors. For example, in the past, increased demand for equipment caused some equipment suppliers to only partially satisfy our equipment orders in the normal lead time frame or increase prices during market upturns for the semiconductor industry. The unavailability of equipment or failures to deliver equipment could delay implementation of our future expansion plans and impair our ability to meet customer orders. If we are unable to implement our future expansion plans or meet customer orders, we could lose potential and existing customers. Generally, we do not enter into binding, long-term equipment purchase agreements and we acquire our equipment on a purchase order basis, which exposes us to substantial risks. For example, sudden changes in foreign currency exchange rates, particularly the US dollar and Japanese yen, could result in increased prices for equipment purchased by us, which could have a material adverse effect on our results of operations.
          We are a large buyer of gold and other commodity materials including substrates and copper. The price of gold and other commodities used in our business has been increasing in recent quarters. This price increase may continue. We have been able to partially offset the effect of commodity price increases through price adjustments to some customers and changes in our product designs. These price increases did, however, adversely impact our gross margin in the quarter ended September

30, 2006 and may continue to do so in future quarters to the extent we are unable to pass along past or future commodity price increases to many of our customers.
          Loss of Customers — The Loss of Certain Customers May Have a Significant Adverse Effect on the Operations and Financial Results.
          The loss of a large customer or disruption of our strategic partnerships or other commercial arrangements may result in a decline in our sales and profitability. Although we have over 200 customers, we have derived and expect to continue to derive a large portion of our revenues from a small group of customers during any particular period due in part to the concentration of market share in the semiconductor industry. Our five largest customers together accounted for approximately 23.8%, 25.2% and 26.0% of our net sales in the first three quarters of 2006, and the fiscal years 2005 and 2004, respectively. No customer accounts for more than 10% of our net sales.
          The demand for our services from each customer is directly dependent upon that customer’s level of business activity, which could vary significantly from year to year. The loss of a large customer may adversely affect our sales and profitability. Our key customers typically operate in the cyclical semiconductor business and, in the past, have varied, and may vary in the future, order levels significantly from period to period based on industry-, customer- or Amkor-specific factors. We cannot assure you that these customers or any other customers will continue to place orders with us in the future at the same levels as in past periods. The loss of one or more of our significant customers, or reduced orders by any one of them, and our inability to replace these customers or make up for such orders could reduce our profitability. For example, our facility in Iwate, Japan, is primarily dedicated to a single customer, Toshiba Corporation. If we were to lose Toshiba as a customer or if it were to materially reduce its business with us, it could be difficult for us to find one or more new customers to utilize the capacity, which could have a material adverse effect on our operations and financial results.
          Capital Additions — We Believe We Need To Make Substantial Capital Additions, Which May Adversely Affect Our Business If Our Business Does Not Develop As We Expect.
          We believe that our business requires us to make significant capital additions in order to capitalize on what we believe is an overall trend to outsource packaging and test services. The amount of capital additions will depend on several factors, including the performance of our business, our assessment of future industry and customer demand, our capacity utilization levels and availability, our liquidity position and the availability of financing. Our ongoing capital addition requirements may strain our cash and short-term asset balances, and we expect that depreciation expense and factory operating expenses associated with our recent capital additions to increase production capacity will put downward pressure on our gross margin, at least over the near term.
          Furthermore, if we cannot generate or borrow additional funds to pay for capital additions as well as research and development activities, our growth prospects and future profitability may be adversely affected. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:
•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by semiconductor companies; and

•	economic, political and other global conditions.
          The lead time needed to order, install and put into service various capital additions is often significant, and as a result we often need to commit to capital additions in advance of our receipt of firm orders or advance deposits based on our view of anticipated future demand with only very limited visibility. Although we seek to limit our exposure in this regard, in the past we have often expended significant capital for additions for which the anticipated demand did not materialize for a variety of reasons, many of which were outside of our control. To the extent this occurs in the future, our margins, liquidity, results of operations and financial condition could be materially adversely affected.
          Impairment Charges — Any Impairment Charges Required Under GAAP May Have a Material Adverse Effect on Our Net Income
          Under GAAP, we are required to review our long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. In addition, goodwill and other intangible assets with indefinite lives are required to be tested for impairment at least annually. We may be required in the future to record a significant charge to earnings in our financial statements during the period in which any impairment of our long-lived assets is determined. Such charges have a significant adverse impact on our results of operations and financial condition.
          Increased Litigation Incident to Our Business — Our Business May Suffer as a Result of Our Involvement in Various Lawsuits.
          We are currently a party to various legal proceedings, including those described in note 15 to the Condensed Consolidated Financial Statements in our most recent Quarterly Report on Form 10-Q. Much of our recent increase in litigation related to an allegedly defective epoxy compound, formerly used in some of our products, which was alleged to have been responsible for certain semiconductor chip failures. We have recently settled the last outstanding mold compound litigation. However, if other customers were to make similar claims, there exists the possibility of a material adverse impact on our operating results in the period in which the ruling occurs. We are engaged in an arbitration proceeding entitled Tessera, Inc. v. Amkor Technology, Inc. We were recently named as a party in a purported securities class action suit entitled Nathan Weiss et al. v. Amkor Technology, Inc. et al. (and several similar cases which have now been consolidated), and in purported shareholder derivative lawsuits entitled Scimeca v. Kim, et al. and Kahn v. Kim, et al. These cases are described in greater detail in Note 15 to the Condensed Consolidated Financial Statements in our most recent Quarterly Report on Form 10-Q. While we currently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, results of operations or cash flows, litigation and other legal proceedings are subject to inherent uncertainties. If an unfavorable ruling or outcome were to occur, there exists the possibility of a material adverse impact on our results of operations, financial condition or cash flows. An unfavorable ruling or outcome could also have a negative impact on the trading price of our securities. The estimate of the potential impact from the legal proceedings referred to in this quarterly report on our financial condition, results of operations or cash flows could change in the future.
          We Could Suffer Adverse Tax and Other Financial Consequences if Taxing Authorities Do Not Agree with Our Interpretation of Applicable Tax Laws
          The Company’s corporate structure and operations are based, in part, on interpretations of various tax laws, including withholding tax and other relevant laws of applicable taxing jurisdictions. From time to time, the taxing authorities of the relevant jurisdictions may conduct examinations of our income tax returns. We cannot assure you that the taxing authorities will agree with our interpretations. To the extent they do not agree, we may seek to enter into settlements with the taxing authorities which require significant payments or otherwise adversely affect our results of operations or financial condition. We may also appeal the taxing authorities’ determinations to the appropriate governmental authorities, but we can not be sure we will prevail. If we do not prevail, we may have to make significant payments or otherwise record charges (or reduce tax assets) that adversely affect our results of operations or financial condition.
          For example, during 2003 the Internal Revenue Service (“IRS’’) conducted an examination of our U.S. federal income tax returns relating to years 2000 and 2001, which resulted in a settlement pursuant to which various adjustments were made, including reductions in our U.S. net operating loss carryforwards. In addition, during 2005, the IRS conducted a limited scope examination of our U.S. federal income tax returns relating to years 2002 and 2003, primarily reviewing inter-company transfer pricing and cost-sharing issues carried over from the 2000 and 2001 examination cycle, as a result of which we agreed to further reductions in our net operating loss carryforwards. Future examinations by the taxing authorities in the United States or other jurisdictions may result in additional adverse tax consequences. Our tax examinations and the related adjustments are described in greater detail in Note 6 to the Condensed Consolidated Financial Statements of our most recent Quarterly Report on Form 10-Q.
          Rapid Technological Change — Our Business Will Suffer If We Cannot Keep Up With Technological Advances in Our Industry.
          The complexity and breadth of semiconductor packaging and test services are rapidly increasing. As a result, we expect that we will need to offer more advanced package designs in order to respond to competitive industry conditions and customer requirements. Our success depends upon our ability to acquire, develop and implement new manufacturing processes and package design technologies and tools. The need to develop and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures and acquisitions in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types, which could adversely affect our ability to meet customer orders and adversely impact our business.
          Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design or obtain access to advanced package designs developed by others, our business could suffer.
          Packaging and Testing — The Packaging and Testing Process Is Complex and Our Production Yields and Customer Relationships May Suffer from Defects in the Services We Provide.
          Semiconductor packaging and testing are complex processes that require significant technological and process expertise. The packaging process is complex and involves a number of precise steps. Defective packages primarily result from:
•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	changing processes to address environmental requirements;

•	defective raw materials; or

•	defective plating services.
          Testing is also complex and involves sophisticated equipment and software. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs.’’ The testing equipment is also subject to malfunction. In addition, the testing process is subject to operator error by our employees who operate our testing equipment and related software.
          These and other factors have, from time to time, contributed to lower production yields. They may also do so in the future, particularly as we expand our capacity or change our processing steps. In addition, to be competitive we must continue to expand our offering of packages. Our production yields on new packages typically are significantly lower than our production yields on our more established packages.
          Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in loss of customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers relating thereto. Any of these problems could have a material adverse effect on our business, financial condition and results of operations.
          In addition, in line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that may take as long as six months, at a significant cost to the customer. If we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, our operating results and financial condition could be adversely affected.
          Competition — We Compete Against Established Competitors in the Packaging and Test Business as Well as Internal Customer Capabilities.
          The subcontracted semiconductor packaging and test market is very competitive. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant processing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are our current or potential customers.
          We also face competition from the internal capabilities and capacity of many of our current and potential IDM customers.
          In addition, we may in the future to compete with a number of companies that may enter the market and with companies that may offer new or emerging technologies that compete with our products and services.
          We cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our customers will not rely on internal sources for test and packaging services, or that our business, financial condition and results of operations will not be adversely affected by such increased competition.
          Environmental Regulations — Future Environmental Regulations Could Place Additional Burdens on Our Manufacturing Operations.
          The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, at our foreign facilities we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the U.S., as well as international environmental regulations, impose various controls on the storage, handling, discharge and disposal of chemicals used in our production processes and on the factories we occupy and are increasingly imposing restrictions on the materials contained in packaging products.
          Increasingly, public attention has focused on the environmental impact of semiconductor operations and the risk to neighbors of chemical releases from such operations and to the materials contained in semiconductor products. For example, the European Union’s recently enacted Directives on Waste Electrical and Electronic Equipment (“WEEE’’), and Restriction of Use of Certain Hazardous Substances (“RoHS’’) impose strict restrictions on the use of lead and other hazardous substances in electrical and electronic equipment. WEEE and RoHS became effective on July 1, 2006. In response to these directives, we have implemented changes in a number of our manufacturing processes in an effort to achieve RoHS compliance across all of our package types. Complying with existing and future environmental regulations may impose upon us the need for additional capital equipment or other process requirements, restrict our ability to expand our operations, disrupt our operations, subject us to liability or cause us to curtail our operations.
          Intellectual Property — We May Become Involved in Intellectual Property Litigation.

          We maintain an active program to protect our investment in technology by augmenting and enforcing our intellectual property rights. Intellectual property rights that apply to our various products and services include patents, copyrights, trade secrets and trademarks. We have filed and obtained a number of patents in the U.S. and abroad the duration of which varies depending on the jurisdiction in which the patent is filed. While our patents are an important element of our intellectual property strategy and our success, as a whole we are not materially dependent on any one patent or any one technology. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications.
          Any patents we do obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us. In fact, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes an enforceable infringement claim against us, we could be required to:
•	discontinue the use of certain processes;

•	cease to provide the services at issue;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology we had allegedly infringed.
          We may need to enforce our patents or other intellectual property rights or defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. Furthermore, if we fail to obtain necessary licenses, our business could suffer. We are currently involved in two legal proceedings involving the acquisition of intellectual property rights, or the enforcement of our existing intellectual property rights. We refer you to the matters of Amkor Technology, Inc. v. Carsem, et al., and Amkor Technology, Inc. v. Motorola, Inc., which are described in more detail in Note 15 to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
          Fire, Flood or Other Calamity — With Our Operations Conducted in a Limited Number of Facilities, a Fire, Flood or Other Calamity at one of Our Facilities Could Adversely Affect Us.
          We conduct our packaging and testing operations at a limited number of facilities. Significant damage or other impediments to any of these facilities, whether as a result of fire, weather, disease, civil strife, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining materials and equipment, natural disasters, terrorist incidents, industrial accidents or other causes could temporarily disrupt or even shut down our operations, which would have a material adverse effect on our business, financial condition and results of operations. In the event of such a disruption or shutdown, we may be unable to reallocate production to other facilities in a timely or cost-effective manner (if at all) and may not have sufficient capacity to service customer demands in our other facilities. For example, our operations in Asia are vulnerable to regional typhoons that can bring with them destructive winds and torrential rains, which could in turn cause plant closures and transportation interruptions. In addition, some of the processes that we utilize in our operations place us at risk of fire and other damage. For example, highly flammable gases are used in the preparation of wafers holding semiconductor devices for flip-chip packaging. While we maintain insurance policies for various types of property, casualty and other risks, we do not carry insurance for all the above referred risks and with regard to the insurance we do maintain, we cannot assure you that it would be sufficient to cover all of our potential losses.
          SARS, Avian Flu and Other Contagious Diseases — Any Recurrence of SARS or Outbreak of Avian Flu or Other Contagious Disease May Have an Adverse Effect on the Economies and Financial

Markets of Certain Asian Countries and May Adversely Affect Our Results of Operations.
          In the first half of 2003, various countries encountered an outbreak of severe acute respiratory syndrome, or SARS, which is a highly contagious form of atypical pneumonia. In addition, there have been outbreaks of avian flu and other contagious diseases in various parts of the world. There is no guarantee that an outbreak of SARS, avian flu or other contagious disease will not occur again in the future (and maybe with much more widespread and devastating effects) and that any such future outbreak of SARS, avian flu or other contagious disease, or the measures taken by the governments of the affected countries against such potential outbreaks, will not seriously disrupt our production operations or those of our suppliers and customers, including by resulting in quarantines or closures. In the event of such a facility quarantine or closure, if we were unable to quickly identify alternate manufacturing facilities, this would have a material adverse effect on our financial condition and results of operations, as would the inability of our suppliers to continue to supply us and our customers continuing to purchase from us.
          Continued Control By Existing Stockholders — Mr. James J. Kim and Members of His Family Can Substantially Control The Outcome of All Matters Requiring Stockholder Approval.
          As of September 30, 2006, Mr. James J. Kim, our Chief Executive Officer and Chairman of the Board, and certain Family trusts beneficially owned approximately 46% of our outstanding common stock. This percentage includes beneficial ownership of the securities underlying our 6.25% convertible subordinated notes due 2013. Mr. James J. Kim’s family, acting together, have the ability to effectively determine matters (other than interested party transactions) submitted for approval by our stockholders by voting their shares, including the election of all of the members of our Board of Directors. There is also the potential, through the election of members of our Board of Directors, that Mr. Kim’s family could substantially influence matters decided upon by the Board of Directors. This concentration of ownership may also have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares, and could also negatively affect our stock’s market price or decrease any premium over market price that an acquirer might otherwise pay.
Federal Tax-Related Risks
          The IRS could change the expected Section 409A tax consequences.
          The IRS is expected to provide additional guidance with respect to Section 409A and the tax implications of discount options. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options.
          Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your new options. In that event, Amkor cannot provide any assurance that a similar offer such as this one will be made.
          Taxable events even if amended options are not exercised.
          Any cash payments received for eligible in-the-money options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

          Tax-related risks for tax residents of multiple countries.
          If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. Certain eligible option holders may be subject to the tax laws in the United States, and also to the tax laws in Korea, France or Taiwan. If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedule C, D and E to this Offer to Amend. You should also be certain to consult your personal tax advisor to discuss these consequences.

THE OFFER
1. Eligibility.
          You are an “eligible option holder” only if you are subject to United States taxation and hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance.
          If you are an employee or other service provider of Amkor Technology, Inc. (referred to as “Amkor,” the “Company,” “we,” “our,” or “us”), unless expressly provided by an agreement between you and Amkor “or by the requirements of applicable law”, your employment or other service with Amkor will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. You do not need to be an active employee or other service provider of Amkor in order to be an eligible option holder. However, if you are no longer an active employee or other service provider of the Company, your options will have ceased to vest in accordance with their terms and you will be eligible to participate in this offer only with respect to eligible options that have vested and remain outstanding as of the last date on which this offer remains open for acceptance.
2. Number of options and amount of consideration; expiration date.
          Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible option holders and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration date.
          An option to purchase common stock is eligible for this offer only if each of the following conditions is met:
•	the option was granted under the Amkor Technology, Inc. 1998 Stock Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was granted after July 1, 2004;

•	the option was unvested as of December 31, 2004; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance (the expiration date).
          As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer (regardless of whether or not we extend the expiration date). For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.
          If you choose to accept this offer with respect to any of your outstanding options in this offer, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option grant that were unvested as of December 31, 2004. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

          As discussed below, this rule will not apply to the portion of any eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not a current or former employee or other service provider of Amkor Any portion beneficially owned by a person who is not a current or former employee or other service provider of Amkor is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible option holder). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.
          Subject to the terms of this offer and upon our acceptance of the options with respect to which you have properly elected to accept this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:
1. Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Amkor on the option’s measurement date for financial reporting purposes. If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.
You will be provided with an Addendum which will list the eligible options and, for each eligible option, the original exercise price of your eligible options, and the new exercise price of the eligible options, should you accept this offer with respect to those options.
2. For each option amended in this offer, you will receive a cash payment, less applicable tax withholding, equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.
Your Addendum will list the number of unexercised shares subject to your option, as well as the cash payment you will be entitled to receive for each eligible option you elect to have amended.
          For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.
          Eligible Option Example
You were granted an option on October 27, 2004 to purchase 10,000 shares of Amkor common stock with an exercise price per share equal to $4.93 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, no shares vested on or before December 31, 2004. On the option’s original measurement date, the fair market value of Amkor common stock was $5.71 per share. As of the offer expiration date, you had not exercised any portion of the option.
1. The option to purchase 10,000 shares will be amended to increase the exercise price to $5.71 per share.
2. You will receive a cash payment of $7,800 ($5.71 minus $4.93 multiplied by 10,000) (the portion of the option eligible as of the expiration date of the offer), less applicable tax withholding, payable on or promptly following January 2, 2007.

          If you accept this offer with respect to options that are unvested and you are no longer an employee or other service provider of Amkor on the date that the eligible option would have vested, you will not receive a cash payment as detailed above and you will not vest in any amended options you have received.
          All amended options will be subject to the terms of the 1998 Stock Plan and to option agreement between you and the Company as amended by this Offer. The current form of option agreements under the Amkor Technology, Inc. 1998 Stock Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend for a description of the Amkor Technology, Inc. 1998 Stock Plan.
          The expiration date for this offer will be 5:00 p.m., Mountain Time, on December 21, 2006, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.
3. Purpose of the offer.
          It has been determined that certain options granted under the Amkor Technology, Inc. 1998 Stock Plan were issued with an exercise price less than the fair market value of the underlying Amkor common stock on the option's measurement date for financial reporting purposes. Unfortunately, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject the eligible option holders to unfavorable tax consequences. If the eligible options are amended and cash payment distributed, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. The currently outstanding options were issued to motivate Amkor employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of its business.
          Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
          In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
          In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management. The Company expects that it will continue to make changes in this regard. Amkor is engaged in preliminary discussions with an early-stage company regarding the purchase of shares of preferred stock in the company at an immaterial aggregate purchase price.
          Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. Amkor has prepared communications regarding this offer will provide general tax information to eligible option holder with respect to this offer. Amkor will not provide tax advice specific to an individual’s circumstances. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.
4. Procedures for electing to participate in this offer.
          Proper election to elect to participate in this offer.
          Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and fax or e-mail the election form to Tammy Honnas. Tammy Honnas must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Mountain Time, on December 21, 2006, unless we extend the offer. Election forms and related documents may only be submitted by fax or e-mail to:
Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com
          If you participate in this offer, you must accept this offer with respect to all of the shares subject to outstanding portion of that option grant except as detailed in Section 2 of this Offer to Amend. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (including the numbers of shares subject to the option and its original exercise price), the new exercise price that will apply if the option is amended, and the cash payments you will receive for the eligible option if it is amended. If you hold an option that is not listed on the Addendum, the option is not an eligible option.
          Your election to participate becomes irrevocable after 5:00 p.m., Mountain Time, on December 21, 2006, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.
          If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must fax or e-mail a new election form to Tammy Honnas by the expiration date. This new election form must also list all of the options with respect to which you wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.
          The delivery of all documents, including election forms, is at your risk. Amkor intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed, and actually received by Tammy Honnas by the deadline will be accepted. Responses may only be submitted via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.
          This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.
          Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail, or other methods of communication. Options accepted will be amended on the expiration date, which we presently expect will be December 21, 2006.
          Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
          We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
          Our acceptance constitutes an agreement.
          Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between Amkor and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
          You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this section.
          If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Mountain Time, on December 21, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
          In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 10:00 p.m., Mountain Time, on January 22, 2007, you may withdraw your options at any time thereafter.
          To validly withdraw some or all of the options with respect to which you previously have chosen to accept this offer, you must deliver to Tammy Honnas via fax or e-mail in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Tammy Honnas must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Mountain Time, on December 21, 2006, unless we extend the offer.
          You may not rescind any withdrawal. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must fax or e-mail a new election form to Tammy Honnas before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed, and dated after your original election form and after your withdrawal form.
          Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.
          The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. Amkor intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed, and actually received via fax or e-mail by Tammy Honnas by the deadline will be accepted. Responses may be submitted only by fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.
6. Acceptance of options for amendment, issuance of cash payments, and amended options.
          Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn by you before the expiration date.
          Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date. We expect that the expiration date will be December 21, 2006, unless the offer period is extended. We expect that the amendment date will be December 21, 2006, unless the offer period is extended. If the expiration date is delayed, the amendment date will be similarly delayed. Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.
          For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by press release, e-mail, or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn by you.
          In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive a cash payment and amended options as described in Section 2 of this Offer to Amend, subject to any applicable vesting conditions. Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date. The amendment date will be December 21, 2006, unless the offer period is extended. Promptly after the expiration of the offer, we will send you a letter or other paperwork regarding your amended options.
          Any cash payment owed to you for an option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, on or promptly following January 2, 2007. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Promptly following the expiration of the offer we will send you a “Promise to Make Cash Payment and Option Amendment” evidencing your right to receive the cash payment. If you do not receive a Promise to Make Cash Payment and Option Amendment within seven U.S. business days after the expiration date, please contact Tammy Honnas by e-mail at 409A@amkor.com.
          The proposed regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding the timing of the cash payments. These regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, the earliest we can make these cash payments to eligible option holders who participate in the offer is in January 2007.
          Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. Your options instead will terminate upon exercise in accordance with their terms. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of accepting and not participating in this offer.
7. Conditions of the offer.
     If Amkor is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:
•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:
-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

-	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

-	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:
-	any person, entity or group has purchased all or substantially all of our assets,

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

-	any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

-	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of or to set a fixed exercise date on eligible options, or

-	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Amkor that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).
     If any of the above events occur, we may:
•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible option holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8. Price range of shares underlying the options.
     The Amkor common stock that underlies your options is traded on the Nasdaq Global Select Market under the symbol “AMKR.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ending December 31, 2006
3rd Quarter	$9.98	$4.61
2nd Quarter	$13.09	$8.09
1st Quarter	$10.00	$4.99
Fiscal Year Ended December 31, 2005
4th Quarter	$6.99	$3.57
3rd Quarter	$6.12	$4.08
2nd Quarter	$5.20	$2.87
1st Quarter	$6.90	$3.73
Fiscal Year Ended December 31, 2004
4th Quarter	$6.80	$3.73
3rd Quarter	$6.40	$3.31
2nd Quarter	$15.90	$7.80
1st Quarter	$21.87	$12.61
     On November 16, 2006, the closing sale price of our common stock, as reported by the Nasdaq Global Select Market was $9.69 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of amended options.
     Consideration.
     We will issue cash payments in addition to amended options with respect to eligible options for which proper elections have been made and accepted. Cash payments will be made from Amkor’s general corporate assets, and you will be a general creditor of Amkor with respect to the cash payments until they are received.
     If we receive and accept elections from eligible option holders of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 735,357 shares of our common stock, or approximately .4% of the total shares of our common stock outstanding as of November 16, 2006, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $550,000.
     General terms of amended options.
     If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this Offer to Amend. Each amended option will be amended on the amendment date (expected to be December 21, 2006). All amended options will be evidenced by a letter or other paperwork, which will be sent to you promptly after the expiration of the offer.
     Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.
     The following description summarizes the material terms of the Amkor Technology, Inc. 1998 Stock Plan. Our statements in this Offer to Amend concerning the Amkor Technology, Inc. 1998 Stock Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Amkor Technology, Inc. 1998 Stock Plan, and the forms of option agreement under the Amkor Technology, Inc. 1998 Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Tammy Honnas at phone number (480) 821-2408, or by e-mail at 409A@amkor.com, to receive a copy of the Amkor Technology, Inc. 1998 Stock Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     Summary of the Amkor Technology, Inc. 1998 Stock Plan.
     The Amkor Technology, Inc. 1998 Stock Plan (the “Plan”) permits the granting of incentive stock options, nonstatutory stock options, and stock purchase rights to eligible optionees. The maximum number of common shares that may be optioned or sold under the Plan each calendar year is approximately 5,000,000 shares.
     The Plan is administered by our board of directors or a committee appointed by the board of directors (the “Administrator”). Subject to the terms of the Plan, the Administrator has the discretion to select the employees, directors, and consultants who will be granted options and stock purchase rights, to determine the terms and conditions of such options and stock purchase rights, and to construe and interpret the terms of the Plan and awards granted thereunder.
     Term of options.
     The term of options granted under the Plan is as stated in the option agreements. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the eligible options they amend. Amended options will expire earlier upon your termination of employment or other service with Amkor.
     Termination of employment.

     If you are currently an employee or other service provider of Amkor, your employment or other service will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment or other service terminates before the expiration date, your options will have ceased to vest in accordance with their terms and you will be eligible to participate in this offer only to the extent that you hold options which have vested and remain outstanding as of the last date on which this offer remains open for acceptance. Any options with respect to which you have accepted this offer that are not eligible for amendment will be returned to you and will terminate in accordance with their terms.
     Options granted under the Plan generally are exercisable, to the extent vested, within the period of time specified in the optionee’s option agreement. In the absence of a specified time in the option agreement, an option will remain exercisable for three (3) months from the date of termination if the optionee’s employment or other service terminates for a reason other than his or her death or disability. If the optionee’s employment or other service terminates by reason of retirement, death or disability, and in the absence of a specified time in the option agreement, an option generally will remain exercisable for twelve (12) months from the date of termination to exercise the vested portion of the amended options.
     If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment. You will be entitled to receive cash payments regardless of whether you remain employed with or otherwise in service to the Company on the actual cash payment date, which will be on or promptly following January 2, 2007.
     Exercise price.
     The Administrator generally determines the exercise price at the time the option is granted. The exercise price of the amended options will have an exercise price per share equal to the fair market value of the underlying stock on the original option’s grant date.
     Vesting and exercise.
     The Administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the option it replaces, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the amendment date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they replace. Continued vesting is subject to your continued service to us through each relevant vesting date.
     Adjustments upon certain events.
     Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the option plan under which they were granted and with your option agreement. Further, if Amkor is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options. If Amkor is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.
     You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Your amended options may be exercisable for stock of the acquirer, not Amkor common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Amkor common stock before the effective date.
     If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.
     Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Plan under which they were granted and your amended option agreements.
     Changes in Capitalization.
     The Plan generally provides that in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Amkor, the Administrator will proportionately adjust for any increase or decrease in the number of shares of common stock (i) covered by each outstanding award, (ii) authorized for issuance under the plan but as to which no awards have been granted or which have been returned to the plan upon cancellation or expiration of an award, as well as (iii) the excise price per share covered by each outstanding award.
     Transferability of options.
     Options granted under the Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution and may be exercised only by the optionee during the lifetime of the optionee.
     Amendment and termination of the Amkor Technology, Inc. 1998 Stock Plan.
     The board of directors of the Company generally may at any time amend, alter, suspend, or terminate the Plan.
     Registration of shares underlying the options.
     All of the shares of Amkor common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Amkor for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.
     United States federal income tax consequences.
     You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
     Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.
     Federal income tax consequences in multiple jurisdictions.
     If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible option holders may be subject to the tax laws in the United States, and also to the tax laws in Korea, France or Taiwan. If you are subject to the tax laws in Korea, France or Taiwan, please see the description of the tax consequences of participating in the offer in Schedule C, D and E to this Offer to Amend. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
10. Information concerning the Company.
     Amkor is one of the world’s largest subcontractors of semiconductor packaging (sometimes referred to as assembly) and test services. Amkor pioneered the outsourcing of semiconductor packaging and test services through a predecessor in 1968, and over the years has built a leading position by:
•	Providing a broad portfolio of packaging and test technologies and services;

•	Maintaining a leading role in the design and development of new package and test technologies;

•	Cultivating long-standing relationships with customers, including many of the world’s leading semiconductor companies;

•	Developing expertise in high-volume manufacturing processes to provide our services; and

•	Providing a broadly diversified operational scope, with production capabilities in China, Korea, Japan, the Philippines, Singapore, Taiwan and the United States.
     Packaging and test are integral parts of the process of manufacturing semiconductor devices. This process begins with silicon wafers and involves the fabrication of electronic circuitry into complex patterns, thus creating large numbers of individual chips on the wafers. The fabricated wafers are probed to ensure the individual devices meet design specifications. The packaging process creates an electrical interconnect between the semiconductor chip and the system board through wire bonding or bumping technologies. In packaging, individual chips are separated from the fabricated semiconductor wafers, attached to a substrate and then encased in a protective material to provide optimal electrical connectivity and thermal performance. The packaged chips are then tested using sophisticated equipment to ensure that each packaged chip meets its design specifications. Increasingly, packages are custom designed for specific chips and specific end-market applications. We are able to provide turnkey solutions including semiconductor wafer bumping, wafer probe, wafer backgrind, package design, packaging, test and drop shipment services.
     Our principal executive offices are located at 1900 South Price Road, Chandler, AZ 85248 U.S.A., and our telephone number is (480) 821-5000. Questions regarding how to participate in this offer should be directed to Tammy Honnas at Amkor at the following telephone number:
Tammy Honnas
Amkor Technology, Inc.
Phone: (480) 821-5000
Facsimile: (480)
722-0676
     A summary of the financial information included in our annual report on Form 10-K/A for the fiscal year ended December 31, 2005 and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     We had a book value per share of $1.95 at September 30, 2006.
     The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	December 31,	December 31,
	2005	2004
Ratio of earnings to fixed charges	x (1)	x (1)
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Amkor to be representative of the interest factor of rental payments under operating leases.

(1) The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $145.2 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $28.9 million of earnings for the year ended December 31, 2004.
11. Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A. None of our executive officers hold eligible options and therefore none of our executive officers are eligible option holders. None of our non-employee directors hold eligible options and therefore none of our non-employee directors are eligible option holders.
     Except as set forth below, neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of Amkor were engaged in transactions involving our common stock during the 60 days before and including the commencement of this offer.
12. Status of options amended by us in the offer; accounting consequences of the offer.
     Options that we acquire through the acceptance of elections under this offer will be amended under the Amkor Technology, Inc. 1998 Stock Plan.
     The offer with respect to all eligible options is considered a modification of those options for financial reporting purposes. As a result, the Company will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period, recognized over the remaining requisite service period. We will also recognize compensation expense for financial reporting purposes, at the end of the offer period, in the aggregate amount of cash payments that become payable pursuant to the terms of the offer.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.
     If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.
14. Material United States federal income tax consequences.
     If You Participate in this Offer.
     As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.
     The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible option holders subject to United States federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon that eligible option holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.
     If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible option holders may be subject to the tax laws in the United States, and also to the tax laws in Korea, France or Taiwan. If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedule C, D and E to this Offer to Amend. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also contact Jerry Allison at Amkor with any general questions regarding the terms of this offer.
     Cash payments.
     The cash payments you will receive as part of consideration for your eligible options under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee of Amkor at the time the options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.
     Amended options.
     If you are an eligible option holder who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.
     All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, your eligible options that are amended will no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

     We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of Amkor at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction. We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer. You may also contact Jerry Allison at Amkor with any general questions regarding the terms of this offer.
     If You Do Not Participate in this Offer.
     The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible option holders subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon that eligible option holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20%(a 20% federal penalty tax and potentially a state penalty tax). We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also contact Jerry Allison at Amkor with any general questions regarding the terms of this offer.
     Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.
     As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of vesting (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. The eligible options were granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.
     None of the eligible options have fixed exercise dates and therefore they would subject the eligible option holders to income recognition before the options are exercised and would subject the eligible option holders to the additional 20% tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the fair market value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed.
     Example: You hold options to purchase 10,000 shares of Amkor common stock with an original exercise price per share of $4.93 that were granted at a time when the fair market value of a share of Amkor common stock on the option’s measurement date for financial reporting purposes was $5.71. On January 1, 2007 a total of 2,500 of the shares subject to the option vest and on such date the per share fair market value of the Amkor’s common stock is $9.21. Upon the vesting date, you may have taxable income equal to $10,700 (the difference between $9.21 and $4.93 multiplied by the 2,500 shares that vest) and owe an additional $2,140 due to the 20% tax (20% of $10,700). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.
Uncertainty
     Unfortunately, the Internal Revenue Service (the “IRS”) has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our eligible option holders regarding such guidance.
     Amkor cannot guarantee any particular tax results related to your options at this time due to the uncertainty of the proposed tax regulations. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.
15. Extension of offer; termination; amendment.
     We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail, or other form of communication no later than 6:00 a.m., Mountain Time, on the next U.S. business day after the previously scheduled expiration date.
     We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday, or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.
16. Fees and expenses.
     Amkor has prepared communications regarding this offer and will provide general tax information to eligible option holders with respect to this offer. Amkor will not provide tax advice specific to an individual’s circumstances. We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.
17. Additional information.
     This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:
1.	Description of our common stock contained in our registration statement on Form S-1 (File No. 333-37235), filed with the SEC on October 6, 1997, including any amendment or report filed for the purpose of updating such description;

2.	Our annual report on Form 10-K/A for our fiscal year ended December 31, 2005, filed with the SEC on October 6, 2006;

3.	Our quarterly report on Form 10-Q/A for the quarter ended March 30, 2006, filed with the SEC on October 6, 2006 and our quarterly reports on Form 10-Q for the quarter ended June 30, 2006 and September 30, 2006, filed with the SEC on October 6, 2006 and November 8, 2006, respectively;
4.	Our definitive proxy statement for our 2006 annual meeting of stockholders, filed with the SEC on July 14, 2006; and

5.	Our current reports on Form 8-K filed with the SEC on January 23, 2006, May 2, 2006, May 3, 2006, May 11, 2006, May 15, 2006, May 31, 2006, June 5, 2006, July 7, 2006, August 9, 2006, August 15, 2006, August 16, 2006, September 15, 2006, September 29, 2006, October 4, 2006 and October 10, 2006.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Amkor Technology, Inc., 1900 South Price Road, Chandler, AZ 85248 U.S.A., Attention: Tammy Honnas, or telephoning Tammy Honnas at (480) 821-2408.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
     Attached as Schedule B to this Offer to Amend are our summary financial statements for our fiscal quarter ended September 30, 2006 and for our fiscal year ended December 31, 2005. Our full financial statements included in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2006, filed with the SEC on November 8, 2006, and our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2005, filed with the SEC on October 6, 2006, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov.
19. Miscellaneous.
     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. Amkor has prepared communications regarding this offer and will provide general tax information to eligible option holders with respect to this offer. Amkor will not provide tax advice specific to an individual’s circumstances. You should rely only on the information in this document or documents to which we have referred you. Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Amkor Technology, Inc.
November 22, 2006

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF AMKOR TECHNOLOGY, INC.
     The directors and executive officers of Amkor are set forth in the following table:

Name	Position and Offices Held
James J. Kim	Chief Executive Officer and Chairman

Kenneth T. Joyce	Executive Vice President and Chief Financial Officer

Oleg Khaykin	Executive Vice President and Chief Operating Officer

Roger A. Carolin	Director

Winston J. Churchill	Director

Gregory K. Hinckley	Director

John T. Kim	Director

Constantine N. Papadakis	Director

James W. Zug	Director
     The address of each executive officer and director is: c/o Amkor Technology, Inc., 1900 South Price Road, Chandler, AZ 85248 U.S.A.

A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION
OF AMKOR TECHNOLOGY, INC.
(in thousands, except per share data)

	Year Ended		Nine Months Ended
	December 31, 2005	December 31, 2004	September 30, 2006	September 30, 2005
Summary of consolidated statements of operations:
Net sales	$2,099,949	$1,901,279	$2,045,549	$1,456,457
Gross Profit	355,771	363,270	501,828	200,100
Net income (loss)	(137,235)	(44,964)	111,037	(191,171)
Net Income (loss) per common share-basic	(0.78)	(0.26)	0.63	(1.08)
Net Income (loss) per common share-diluted	(0.78)	(0.26)	0.60	(1.08)

	December 31,	December 31,	September 30,
	2005	2004	2006
Summary of consolidated balance sheets:
Total current assets	$766,490	$785,986	$828,128
Total non-current assets	2,188,601	2,179,382	2,219,453
Total current liabilities	635,128	439,408	683,136
Total non-current liabilities	2,092,108	2,150,130	2,013,810
Total stockholders’ equity	223,905	369,151	346,569
Stockholders’ equity (book value) — per share	1.27	2.10	1.95

			Nine Months
	Year Ended		Ended
	December 31,	December 31,
	2005	2004	Sept. 30, 2006
Ratio of Earnings to Fixed Charges	x (1)	x (1)	1.90

(1)	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $145.2 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $28.9 million of earnings for the year ended December 31, 2004.

B-1

SCHEDULE C
GUIDE TO TAX ISSUES IN KOREA
The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
As noted in Section 14 of this Offer to Amend, we recommend that you consult your personal tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
Cash payments.
The cash payments you will receive as part of this offer will be subject to income tax and potentially subject to social insurance contributions. You will be subject to income tax and social insurance contributions (depending on the amount of the cash payment and local practice) on the amount of the cash payment at the time of receipt.
Amended options.
If you are an option holder who chooses to accept this offer with respect to outstanding eligible options, you likely will not be subject to income tax at the time of the acceptance and amendment of such options.
Withholding and reporting.
Your employer likely will withhold income tax and social insurance contributions (depending on the amount of the cash payment and local practice) with respect to the cash payments you receive as part of this offer.
Should there be a difference between the actual tax liability and the amount withheld, it is your personal responsibility to report and pay any additional taxes resulting from your participation in the offer

C-1

SCHEDULE D
GUIDE TO TAX ISSUES IN FRANCE
The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
As noted in Section 14 of this Offer to Amend, we recommend that you consult your personal tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
Cash payments.
The cash payments you will receive as part of this offer will be subject to income tax and potentially subject to social insurance contributions. You will be subject to income tax and social insurance contributions (depending on the amount of the cash payment and local practice) on the amount of the cash payment received.
Amended options.
If you are an option holder who chooses to accept this offer with respect to outstanding eligible options, you likely will not be subject to income tax at the time of the acceptance and amendment of such options. However, this modification may constitute a recalculation of the 4 year holding period which applies to stock option plans qualified under the French tax regime, and as such may impact the tax rate applied upon sale of the shares as well as the social insurance consequences in France. Without amendment of the option, the discount from fair market value may not have been eligible for the favorable tax consequences referenced above with respect to a French qualified plan. You should consult your tax specialist with respect to these issues.
Withholding and reporting.
Your employer likely will withhold U.S. income tax and both U.S. and French social insurance contributions (depending on the amount of the cash payment and local practice) with respect to the cash payments you receive as part of this offer.
Should there be a difference between the actual tax liability and the amount withheld, it is your personal responsibility to report and pay any additional taxes resulting from your participation in the offer.

D-1

GUIDE TO TAX ISSUES IN TAIWAN
The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
As noted in Section 14 of this Offer to Amend, we recommend that you consult your personal tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
Cash payments.
The cash payments you will receive as part of this offer will be subject to income tax. You will be subject to income tax on the amount of the cash payment received, at the time of payment.
Amended options.
If you are an option holder who chooses to accept this offer with respect to outstanding eligible options, you likely will not be subject to income tax at the time of the acceptance and amendment of such options.
Withholding and reporting.
Your employer likely will withhold income tax with respect to the cash payments you receive as part of your Option Consideration.
Should there be a difference between the actual tax liability and the amount withheld, it is your personal responsibility to report and pay any additional taxes resulting from your participation in the offer.